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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                October 21, 2002
                  --------------------------------------------
                Date of report (Date of earliest event reported)


                       INTERMAGNETICS GENERAL CORPORATION
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



           New York                      1-11344               14-1537454
--------------------------------------------------------------------------------
 (State or Other Jurisdiction         (Commission             (IRS Employer
       of Incorporation)              File Number)          Identification No.)



        450 Old Niskayuna Road, Latham, New York                12110
       ------------------------------------------       ---------------------
        (Address of Principal Executive Offices)             (Zip Code)



                                 (518) 782-1122
              ----------------------------------------------------
              (Registrant's telephone number, including area code)



                                       N/A
          ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)



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Item 5.     Other Events.

As of May 26, 2002, Intermagnetics General Corporation owned 850,753 shares of the Common Stock of Ultralife Batteries, Inc. ("ULBI"), which were accounted for as "Available for Sale Securities." During fiscal year 2002, we wrote down this investment to then fair market value of $4.08 per share, for a total cost basis of $3.4 million. During the quarter ended August 25, 2002, we sold 23,600 shares of ULBI for proceeds of about $79,000, reducing our ownership to 827,153.

On September 27, 2002, ULBI filed its Annual Report on Form 10-K for its fiscal year ended June 30, 2002. Based on a number of factors, including ULBI's financial performance, we concluded that it was unlikely that we would recover the cost basis of our investment in ULBI. Accordingly, on October 15 and October 21, 2002, we sold all of our remaining shares of ULBI for proceeds of $1.3 million. Additionally, the Company will realize a tax benefit of about $725,000 for the fiscal year, of which about $225,000 will benefit the quarter ending November 24, 2002 as a reduction to our estimated tax payment. As a result of the sale of the ULBI securities the Company will record a one-time, non-cash, net loss of approximately $1.4 million.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

                  (a) Not applicable.

                  (b) Not applicable.

                  (c) None.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    INTERMAGNETICS GENERAL CORPORATION




Date: October 23, 2002              By:   /s/ Glenn H. Epstein
                                       ----------------------------------------
                                          Glenn H. Epstein
                                          Chairman and Chief Executive Officer

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                                  EXHIBIT INDEX

None.